EXHIBIT 4.8

SUPPLEMENTAL INDENTURE TO ADD GUARANTORS

This Supplemental Indenture, dated as of April 12, 2004 (this “Supplemental Indenture” or “Guarantee”), among ARG Services LLC, EP Scientific Products LLC and PACTECH, LLC (the “New Guarantors”), Apogent Technologies Inc. (together with its successors and assigns, the “Company”), each other then existing Guarantor under the Indenture referred to below, and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of December 17, 2003 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $345 million of Floating Rate Senior Convertible Contingent Debt Securities (CODES) due 2033 of the Company (the “Securities”);

WHEREAS, Section 13.5 of the Indenture provides that the Company is required to cause each Subsidiary created or acquired by the Company and which becomes a guarantor under the Credit Agreement to execute and deliver to the Trustee a Supplemental Indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, Interest (including Contingent Interest) and Additional Amounts, if any, on the Securities on a senior basis; and

WHEREAS, pursuant to Section 7.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1. Agreement to be Bound. The New Guarantors hereby become a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantors agree to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2. Guarantee. The New Guarantors hereby fully, unconditionally and irrevocably guarantee, as primary obligors and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Securities and the Trustee, the full and punctual payment when due, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, of the Obligations pursuant to Article 13 of the Indenture on a senior basis and subject to the terms and conditions of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1. Notices. All notices and other communications to the New Guarantors shall be given as provided in the Indenture to the New Guarantors, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3. Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

SECTION 3.4. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture; Trustee’s Disclaimer. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7. Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ARG SERVICES LLC PACTECH, LLC as Guarantors

By:	Nalge Nunc International Corporation Sole Member and Manager,

	By:	/s/ Michael K. Bresson

		Name:	Michael K. Bresson
		Title:	Vice President and Secretary

EP SCIENTIFIC PRODUCTS LLC as a Guarantor

By:	Chase Scientific Glass, Inc., Sole Member and Manager

	By:	/s/ Michael K. Bresson

		Name:	Michael K. Bresson
		Title:	Vice President and Secretary

THE BANK OF NEW YORK, as Trustee

By:		/s/ Kisha Holder

		Name:	Kisha Holder
		Title:	Assistant Vice-President

APOGENT TECHNOLOGIES INC.

By:		/s/ Michael K. Bresson

		Name:	Michael K. Bresson
		Title:	Executive Vice President-Administration, General Counsel and Secretary

ABGENE INC.

APOGENT FINANCE COMPANY

APOGENT TRANSITION CORP.

BARNSTEAD THERMOLYNE CORPORATION

BT CANADA HOLDINGS INC.

CAPITOL VIAL, INC.

CHASE SCIENTIFIC GLASS, INC.

CONSOLIDATED TECHNOLOGIES, INC.

ERIE SCIENTIFIC COMPANY

ERIE SCIENTIFIC COMPANY OF PUERTO RICO

ERIE UK HOLDING COMPANY

EVER READY THERMOMETER CO., INC.

GENEVAC INC.

G&P LABWARE HOLDINGS, INC.

LAB-LINE INSTRUMENTS, INC.

LAB VISION CORPORATION

MATRIX TECHNOLOGIES CORPORATION

MICROGENICS CORPORATION

MOLECULAR BIOPRODUCTS, INC.

NALGE NUNC INTERNATIONAL CORPORATION

NATIONAL SCIENTIFIC COMPANY

THE NAUGATUCK GLASS COMPANY

NEOMARKERS, INC.

NERL DIAGNOSTICS CORPORATION

OWL SEPERATION SYSTEMS, INC.

QUALITY SCIENTIFIC PLASTICS, INC.

REMEL INC.

RICHARD-ALLAN SCIENTIFIC COMPANY

ROBBINS SCIENTIFIC CORPORATION

SAMCO SCIENTIFIC CORPORATION

SEPARATION TECHNOLOGY, INC.

SERADYN INC.

By:	/s/ Michael K. Bresson

	Name:	Michael K. Bresson
	Title:	Vice President and Secretary

APOGENT HOLDING COMPANY APOGENT SERVICE CORPORATION

By:	/s/ Michael K. Bresson

	Name:	Michael K. Bresson
	Title:	President and Secretary

METAVAC LLC

By:	The Naugatuck Glass Company Sole Member and Manager

	By:	/s/ Michael K. Bresson

		Name:	Michael K. Bresson
		Title:	Vice President and Secretary